Exhibit 2.1


                                                                        NEW YORK

                                                                          DENVER

                                                                     LOS ANGELES

                                                                          LONDON
                           A R N O L D  &  P O R T E R
                            555 TWELFTH STREET, N.W.
                           WASHINGTON, D.C. 20004-1206

                                 (202) 942-5000
                            FACSIMILE: (202) 942-5999


                                  May 11, 2000



Board of Directors
American Capital Strategies, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland  20814

         Re:      Registration Statement on Form N-2
                  File No. 333-_____

Gentlemen:


         We have acted as special counsel to American Capital Strategies, Ltd. (the "Company") in connection with the Company's registration of up to $350,000,000 aggregate offering price of its common stock, $0.01 par value per share (the "Common Stock"), preferred stock, $0.01 par value per share (the "Preferred Stock"), and/or debt securities (the "Debt Securities" and together with the Common Stock and the Preferred Stock, the "Securities") on Form N-2 (the "Registration Statement"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Securities may be offered in separate series, in amounts, at prices, and on terms to be set forth in the prospectus and one or more supplements to the prospectus constituting a part of the Registration Statement.


         In connection with rendering the opinions set forth in this letter, we have examined such corporate records of the Company, including the Company's Second Amended and Restated Certificate of Incorporation, as amended, its Second Amended and Restated By-Laws and resolutions of the Board of Directors, as well as made such investigation of matters of fact and law and examined such other documents as we deem necessary for rendering the opinions hereinafter expressed.

         The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

         A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

         B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

         C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

         D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

         E. We express no opinion as to the effect or application of any laws or regulations other than the general corporate law of the State of Delaware and the federal laws of the United States. As to the matters governed by the laws

Board of Directors
American Capital Strategies, Ltd.
April 13, 2000
Page 2


specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.


         F. As part of the corporate action taken and to be taken in connection with the issuance of the Securities (the "Corporate Proceedings"), the Company's Board of Directors or a committee thereof will, before they are issued, authorize the issuance thereof, and certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors or committee thereof or certain authorized officers of the Company.

         Based on the foregoing, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion, when issued and delivered in the manner and on the terms described in the Registration Statement (after the same is declared effective), that:

         1. Upon the completion of all required Corporate Proceedings relating to the issuance of Common Stock, the Common Stock will be validly issued, fully paid and nonassessable.

         2. Upon the completion of all required Corporate Proceedings relating to the issuance of Preferred Stock, the Preferred Stock will be validly issued, fully paid and nonassessable.

         3. Upon the completion of all required Corporate Proceedings relating to the issuance of Debt Securities, the Debt Securities will be validly issued, duly executed and delivered.

         This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

         We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to reference our firm under the captions "Legal Matters" contained in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                     Very truly yours,

                                                     ARNOLD & PORTER


                                                     /s/ Samuel A. Flax